BioCryst Pharmaceuticals, Inc.
4505 Emperor Blvd., Suite 200
Durham, North Carolina 27703
(919) 859-1302

May 12, 2020

VIA EDGAR

Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.
Washington, DC 20549
Attn:  Courtney Lindsay and Celeste Murphy

Re:	BioCryst Pharmaceuticals, Inc.
Registration Statement on Form S-3 (File No. 333-237820)
Filed April 24, 2020

Ladies and Gentlemen:

Pursuant to Rule 461 promulgated under the Securities Act of 1933, as amended, BioCryst Pharmaceuticals, Inc., a Delaware corporation (the “Company”), hereby respectfully requests that the effective time of the above referenced Registration Statement on Form S-3 filed by the Company (the “Registration Statement”) be accelerated to 4:00 p.m., Eastern Daylight Time, on May 14, 2020 or as soon thereafter as practicable.

[Signature page follows]

Very truly yours,

BioCryst Pharmaceuticals, Inc.

/s/ Alane Barnes
Alane Barnes
Senior Vice President and Chief Legal Officer

cc:          Robyn Zolman, Gibson, Dunn & Crutcher LLP